Exhibit 99.1

Northwest Pipe Company Announces Third Quarter 2021 Financial Results

•	Net sales of $84.6 million increased 9.0% year-over-year and 14.7% from prior quarter
•	Backlog of $191 million; $273 million including confirmed orders representing the second highest level on record
•	Net income of $4.9 million, or $0.50 per diluted share, increased 132.1% from prior quarter
•	Completed acquisition of Park Environmental Equipment, LLC (“ParkUSA”) on October 5, 2021
o	Technology leader in water infrastructure products
o	2020 revenue of $66.5 million
o	History of strong operating margins; expected to be accretive to the Company’s fourth quarter 2021 results

VANCOUVER, Washington—November 8, 2021—Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced its financial results for the third quarter ended September 30, 2021. The Company will broadcast its third quarter 2021 earnings conference call on Tuesday, November 9, 2021 at 7:00 a.m. PT.

Third Quarter 2021 Results

Net sales increased 9.0% to $84.6 million in the third quarter of 2021 from $77.6 million in the third quarter of 2020. This increase was due to both higher pricing and shipments of precast concrete products, which contributed $2.6 million of the third quarter increase, as well as a 7% increase in net sales at the Company’s steel pipe facilities, which is attributable to a 17% increase in selling price per ton due to increased materials costs and changes in product mix, partially offset by a 9% decrease in tons produced resulting from changes in project timing.

Gross profit decreased 20.8% to $12.4 million, or 14.6% of net sales, in the third quarter of 2021 from $15.6 million, or 20.1% of net sales, in the third quarter of 2020, primarily due to the combination of changes in product mix and pressure on project pricing realized at the Company’s steel pipe facilities, partially offset by increased gross profit on higher precast concrete revenues.

Net income was $4.9 million, or $0.50 per diluted share, in the third quarter of 2021 compared to $7.3 million, or $0.73 per diluted share, in the third quarter of 2020. The third quarter of 2021 included $0.6 million of pre-tax acquisition related transactions costs associated with the ParkUSA acquisition. After considering non-recurring items, adjusted net income was $5.4 million, or $0.54 per diluted share, in the third quarter of 2021, compared to $7.3 million, or $0.74 per diluted share, in the third quarter of 2020. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Backlog represents the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe products for which revenue is recognized over time. Backlog was approximately $191 million as of September 30, 2021 compared to $195 million as of June 30, 2021 and $143 million as of September 30, 2020. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“confirmed orders”). Backlog including confirmed orders was $273 million as of September 30, 2021 compared to $234 million as of June 30, 2021 and $231 million as of September 30, 2020.

Management Commentary

“We are very excited about our acquisition of ParkUSA, which was executed early in the fourth quarter. This was the natural next step in our precast concrete related growth strategy, which is expected to be immediately accretive and provide organic growth opportunities for the Company. Our third quarter precast revenues remained at elevated levels with strong margins that have continued to rise. Our existing precast and ParkUSA’s order books are both at historically high levels as we move into the traditionally slower time of the year for precast shipments. The existing precast business is expected to have slightly higher revenue and margins than in the fourth quarter of 2020. We expect to carry strong momentum into 2022 with our precast related business,” said Scott Montross, President and Chief Executive Officer of the Company.

“Third quarter water transmission project bidding volume improved, but at a slower than expected rate as COVID‑19 related delays continue to push bidding into 2022. However, despite the slower improvement in bidding, we ended the quarter with a near record backlog of $273 million. The quality of the backlog has also continued to improve in 2021, leading to higher third quarter water transmission revenues and upward movement of margins. As we move into the time of the year affected by major holidays and weather events, we expect water transmission revenue to be a little lower than third quarter. However, we expect the upward movement of backlog and margins to continue through year end and lead to a stronger start to 2022.”

Acquisition of ParkUSA

The Company continued to execute on its growth strategy by completing the acquisition of ParkUSA, a precast concrete and steel fabrication-based company that develops and manufactures water, wastewater, and environmental solutions, on October 5, 2021 for cash consideration of $87.4 million. The acquisition was funded through borrowings on the Company's line of credit. For the year ended December 31, 2020, ParkUSA’s total revenue was approximately $66.5 million. Subsequent to this acquisition, the Company entered into an amendment to its credit agreement that provides for $125 million in total availability under the line of credit.

Balance Sheet Details

Total cash and cash equivalents were $3.2 million as of September 30, 2021, down from $23.2 million as of June 30, 2021 primarily due to changes in working capital.

As of September 30, 2021, the Company had $2.2 million of outstanding revolving loan borrowings, $1.6 million of outstanding letters of credit, and additional borrowing capacity of approximately $96 million. Near-term repayment of outstanding debt will be a priority and derived from the cash flows of the combined business.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s third quarter 2021 financial results will be held on Tuesday, November 9, 2021 at 7:00 a.m. PT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company's website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately one hour after the event and will remain available until Tuesday, November 23, 2021 by dialing 1‑877-344-7529 in the U.S. or 1‑412-317-0088 internationally and entering the replay access code: 10160825.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures high-quality precast and reinforced concrete products; water, wastewater, and stormwater equipment; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, and Permalok® lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company's core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate ParkUSA, Geneva Pipe and Precast Company, and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of recent U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397‑6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829‑5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net sales	$84,643	$77,632	$230,766	$216,526
Cost of sales	72,280	62,013	200,090	178,370
Gross profit	12,363	15,619	30,676	38,156
Selling, general, and administrative expense	5,562	5,656	17,729	19,185
Operating income	6,801	9,963	12,947	18,971
Other income	171	157	260	815
Interest income	-	16	-	49
Interest expense	(112)	(238)	(687)	(719)
Income before income taxes	6,860	9,898	12,520	19,116
Income tax expense	1,914	2,631	3,268	5,287
Net income	$4,946	$7,267	$9,252	$13,829

Net income per share:
Basic	$0.50	$0.74	$0.94	$1.41
Diluted	$0.50	$0.73	$0.93	$1.40

Shares used in per share calculations:
Basic	9,871	9,802	9,849	9,782
Diluted	9,921	9,861	9,918	9,851

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$3,188	$37,927
Trade and other receivables, net	38,885	42,680
Contract assets	111,239	76,985
Inventories	43,042	29,177
Prepaid expenses and other	1,915	5,194
Total current assets	198,269	191,963
Property and equipment, net	111,157	110,184
Operating lease right-of-use assets	32,769	30,813
Goodwill	22,985	22,985
Intangible assets, net	9,571	10,518
Other assets	6,216	6,552
Total assets	$380,967	$373,015

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$-	$7,701
Accounts payable	20,148	12,993
Accrued liabilities	17,406	16,814
Contract liabilities	5,388	6,189
Current portion of operating lease liabilities	2,401	2,204
Total current liabilities	45,343	45,901
Borrowings on line of credit	2,153	-
Long-term debt	-	5,888
Operating lease liabilities	30,004	27,911
Deferred income taxes	12,391	12,481
Other long-term liabilities	10,767	11,208
Total liabilities	100,658	103,389

Stockholders' equity	280,309	269,626
Total liabilities and stockholders’ equity	$380,967	$373,015

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income, as reported	$4,946	$7,267	$9,252	$13,829
Adjustments for non-recurring items:
Acquisition-related transaction costs	564	40	800	2,624
Saginaw fire insurance recoveries, net	-	-	-	(1,399)
Saginaw fire gain on property and equipment replacement	-	-	-	(951)
Acquisition-related inventory charges	-	-	-	266
Estimated tax impact of non-recurring items	(140)	(10)	(198)	(135)
Adjusted net income	$5,370	$7,297	$9,854	$14,234

Diluted net income per share, as reported	$0.50	$0.73	$0.93	$1.40

Adjusted diluted net income per share	$0.54	$0.74	$0.99	$1.44